EXHIBIT 99.1
------------

                      Transbotics Employs Neville Croft as
                   Vice President Sales - AutoMotion Division

     CHARLOTTE, N.C.--(BUSINESS WIRE)--April 27, 2007--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced that it entered into an employment contract with Mr. Neville Croft to serve as Vice President Sales-AutoMotion Division. Mr. Croft will be responsible for the sales and expansion of the newly acquired AutoMotion product line of tape guidance automated carts. Mr. Croft may receive up to 200,000 shares of restricted Common stock of Transbotics Corporation, subject to forfeiture provisions.

     Prior to joining the Transbotics Corporation, Mr. Croft was principal owner of AutoMotion Systems, Inc. Mr. Croft has over 10 years of experience selling AGV systems in the North American market with various AGV suppliers.

     "Having Neville come on board is a great addition to our team," said Charlie Robison, CEO. "Neville's expertise in applying Automatic Guided Cart solutions will be extremely valuable to our customers as we introduce the AutoMotion(TM) product line. The AutoMotion(TM) line of products rounds out and complements our technology offerings to better address the market needs. These solutions will assist the Company's growth plans.

     For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company designs, integrates, manufactures, installs and supports automation solutions that efficiently move products and materials in the workplace through technologies such as AGVs, robotics, conveyors, palletizers and related products.

     Transbotics provides flexible, automated transportation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

     This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.


     CONTACT: Transbotics Corporation
              Claude Imbleau, 704-362-1115
              President